UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2006

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4055 Faber Place Drive, Suite 201 North Charleston, South Carolina		29405
(Address of Principal Executive Offices)		(Zip Code)

(843) 329-5151
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

(a)    Approval of 2005 Restricted Stock Plan. At the Annual Meeting of Stockholders of Polymer Group, Inc. (the “Company”) held on May 23, 2006, the stockholders of the Company approved the Polymer Group, Inc. 2005 Employee Restricted Stock Plan (the “Restricted Stock Plan”). The Restricted Stock Plan replaces the Polymer Group, Inc. 2005 Stock Option Plan (the “Option Plan”), under which no grants were ever made.

Officers and employees of the Company and its subsidiaries are eligible to receive grants of restricted stock under the Restricted Stock Plan. The Compensation Committee may award grants of up to 482,000 shares of Class A Common Stock (“Restricted Stock”) in the aggregate. However, the Restricted Stock Plan requires approval from the Board, in addition to the approval from the Compensation Committee, for any grants under the Restricted Stock Plan that would cause the total number of shares of Restricted Stock outstanding under the Restricted Stock Plan to exceed 384,000 shares. The Compensation Committee may at any time and from time to time grant shares of Restricted Stock to eligible employees under the Restricted Stock Plan and in such amounts as the Compensation Committee determines. In addition, grantees will be required to pay the Company the aggregate par value of any shares of Restricted Stock (or such larger amount as our Board of Directors may determine to constitute capital under Section 154 of the Delaware General Corporation Law) within ten days of the date of grant, unless such shares of Restricted Stock are treasury shares.

Each grant of Restricted Stock shall specify the applicable restrictions on such shares, the duration of such restrictions and the times at which such restrictions shall lapse with respect to all or a specified number of shares of Restricted Stock that are part of the grant. Determinations made by the Compensation Committee under the Restricted Stock Plan need not be uniform and may be made selectively among eligible employees under the Restricted Stock Plan, whether or not such employees are similarly situated.

The Company may require, as a condition to any grant under the Restricted Stock Plan or to the delivery of certificates for shares of Restricted Stock issued thereunder, that the grantee make provision for the payment to the Company of federal, state or local taxes of any kind required by law to be withheld with respect to any delivery of such shares. Unless the Compensation Committee determines otherwise, the grantee may elect to deliver shares of Class A Common Stock to satisfy the Company’s withholding obligations in connection with any such grant.

Unless the Compensation Committee determines otherwise, no shares of Restricted Stock granted under the Restricted Stock Plan shall be transferable by a grantee prior to the date the restrictions on such shares lapse, other than by will or the laws of descent and distribution. In addition, shares of Restricted Stock may be transferred to any family member by a qualified domestic relations order, as defined by the U.S. Internal Revenue Code of 1986, as amended, subject to limitations in the grant agreement.

Except as otherwise provided by the Compensation Committee, immediately prior to the consummation of a change in control (as defined in the Restricted Stock Plan) of the Company, or at such time as a grantee ceases to be an employee of the Company and its subsidiaries due to death or disability during any period of restriction, all restrictions on shares of Restricted Stock granted under the Restricted Stock Plan to such grantees shall lapse.

The Board of Directors or the Compensation Committee may amend or terminate the Restricted Stock Plan without approval of the Company’s stockholders unless such approval is required by applicable law or regulations. No amendment of the Restricted Stock Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of Restricted Stock already made under the Restricted Stock Plan at the time of such amendment.

(b)    Restricted Stock Awards. The following executive officers received grants of Restricted Stock prior to and conditioned on stockholder approval of the Restricted Stock Plan:

Name	Title	No. of Shares Awarded (1)

James L. Schaeffer	Chief Executive Officer	66,470

Willis C. Moore	Vice President and Chief	33,800
	Financial Officer

Fernando Espinosa	Vice President and General	19,300
	Manager, Latin America

Michael W. Hale	Vice President and General	18,300
	Manager, U.S. Nonwovens

William Spencer	Vice President and General	10,000
	Manager, Canada

Dennis Norman	Vice President, Strategic	9,100
	Planning and Communication

Richard L. Ferencz	Vice President, Engineering and	6,300
	Development

Jay Cheng	Vice President and General	5,000
	Manager, China

Daniel L. Rikard	Vice President, General Counsel	5,000
	and Secretary

Name	Title	No. of Shares Awarded (1)

James Snyder	Vice President, Global	4,100
	Purchasing

Thomas Dort	Vice President and General	4,100
	Manager, FabPro

Dale Tyson	Vice President, Corporate	4,100
	Controller

Bruce Rockenfield	Vice President, Human	4,000
	Resources

(1)    Portions of each award either vest immediately or are subject to vesting schedules based on timing or achievement of certain performance measures, and are subject to immediate vesting upon a change in control of the Company.

Item 1.02.         Termination of a Material Definitive Agreement.

As reported in Item 1.01. above, the Option Plan was terminated, effective May 23, 2006, in connection with the approval by the stockholders of the Company of the Restricted Stock Plan. No grants were ever made under the Option Plan.

Item 9.01.         Financial Statements and Exhibits.

(d)    Exhibits

No.	Description
10.1	Form of Restricted Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: May 30, 2006	/s/ Daniel L. Rikard
Daniel L. Rikard
Vice President, General Counsel and
Secretary